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                                                                    Exhibit 10.1


                    SEPARATION AGREEMENT AND GENERAL RELEASE

         This Agreement dated as of May 16, 2001 is by and between Genzyme Transgenics Corporation ("GTC"), its predecessors, subsidiaries, successors, related and affiliated companies, assigns, officers, directors, stockholders, agents, and executives (hereinafter referred to collectively with GTC as the "Company") and Sandra Nusinoff Lehrman, M.D., her executors, heirs, administrators, and assigns (hereinafter referred to as "Executive"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. RESIGNATION. Executive hereby resigns as President and Chief Executive Officer, and as a director, of GTC, effective as of the date of this Agreement. Executive's employment with the Company shall terminate at the close of business on May 25, 2001 (the "Termination Date"). Effective immediately, Executive will not take any action on behalf of the Company except at the specific request of the Board. Executive shall not be required to report for work prior to the Termination Date but shall make herself reasonably available to the Board for consultation. Effective immediately, Executive hereby resigns from all offices she holds in any corporations or other entities affiliated with or related to GTC.

2. SEVERANCE PAYMENT. For purposes of calculating the severance payment, Executive's resignation shall be treated as a termination without cause under
Section 4.1(b) of Executive's Employment Agreement. Executive will receive a total severance equal to $820,383.56 paid in substantially equal installments in accordance with the Company's standard payroll practices over the twenty-four month period beginning after the Termination Date (the "Severance Period"). This payment includes twenty-four (24) months of Executive's base salary at the time of termination ($380,000 on an annualized basis) plus a bonus equal to $60,383.56 ($152,000 prorated for the portion of 2001 that Executive is employed by the Company through the Termination Date). Executive acknowledges and agrees that this payment fully satisfies any severance obligation contained in her employment contract dated as of July 1, 1998, as amended to date.

3. ADDITIONAL CONSIDERATION. Within fourteen days after the Company receives a copy of this Agreement signed by Executive, the Company will deliver to Executive an option to purchase 100,000 shares of GTC common stock at an exercise price of $6.70 per share. This option shall be fully vested upon grant and shall be subject to the same terms and conditions as the Company's other nonstatutory stock options except that this option shall be exercisable for three years from the date of the grant notwithstanding termination of Executive's employment with the Company.

4. INSURANCE AND OTHER BENEFITS

         a. HEALTH AND DENTAL INSURANCE. Subject to any restrictions in the applicable policy, the Company shall continue at its sole expense, Executive's family health and dental benefits during the Severance Period on the same basis as for active employees unless notified in writing that coverage is no longer necessary. If Executive cannot continue as part of the group plan, the Company will obtain substantially equivalent coverage.

         b. LIFE INSURANCE COVERAGE. The Company shall continue to provide Executive with the existing group life insurance coverage during the Severance Period. If the Company cannot continue the existing group coverage, the Company will secure comparable coverage.

         c. RETIREMENT PLANS. Executive shall continue to participate in GTC's retirement plans during the Severance Period. If such continuation is not permitted under the relevant plan, the Company will provide Executive with a lump sum payment equal to the amount of the Company's contribution on the same basis as during her active employment.

         d. OUTPLACEMENT SERVICES. In order to assist Executive with her departure from GTC, GTC will pay for the services of a professional outplacement firm that is mutually satisfactory to the parties during the Severance Period to assist her in securing new employment.

         e. VACATION PAY. Executive will receive payment for 118.3 accrued vacation hours.

         f. CESSATION OF BENEFITS. Unless otherwise provided for expressly in this Agreement, all other benefits will cease as of the Termination Date, including without limitation, the accrual of vacation time.

         STOCK OPTIONS. As of the Termination Date all further vesting under Executive's currently outstanding stock options set forth below will cease and such options will be exercisable in accordance with their terms for a period of 90 days after the Termination Date:


OPTION GRANT DATE            EXERCISE PRICE             TOTAL SHARES           VESTED SHARES
--------------------------------------------------------------------------------------------
  July 1, 1998                   $7.75                    150,000                 90,000
--------------------------------------------------------------------------------------------
  May 25, 1999                  $4.5625                    85,000                 51,000
--------------------------------------------------------------------------------------------
  May 24, 2000                  $17.3125                   85,000                 34,000
--------------------------------------------------------------------------------------------
 March 14, 2001                 $5.0312                   150,000                 30,000
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

         Executive has until 90 days after the Termination Date to exercise any of the foregoing options that are exercisable as of the Termination Date.

5. RETURN OF PROPERTY. Executive immediately shall cease to use and shall return all papers, files, documents, computers, reference guides, equipment, keys, identification, credit cards, software, computer access codes, disks and institutional manuals, and any other property belonging to the Company on or before the Termination Date. Executive shall not retain any copies, duplicates, reproductions or excerpts thereof.

6. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Executive acknowledges that during the course of her employment with the Company she has become acquainted with and/or developed confidential information belonging to the Company and its customers. Executive agrees not to use to her own advantage or to disclose to any person or entity any confidential information of the Company or of any past or present customer of the Company, including but not limited to


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financial data or projections, customer lists, projects, economic information, systems, plans, methods, procedures, operations, techniques, know-how, trade secrets or merchandising or marketing strategies. In addition, Executive shall continue to be bound by the provision of her agreement pertaining to confidential information.

7. MUTUAL GENERAL RELEASE. In consideration of the payment of Severance Pay and other benefits set forth in this Agreement, Executive for herself, executors, heirs, administrators, assigns, and anyone else claiming by, through or under her, and the Company irrevocably and unconditionally, release, and forever discharge each other with respect to any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys' fees and costs) whatsoever of any name or nature both in law and in equity ("Claim") which either now has, ever had or may in the future have against the other by reason of any matter, cause or thing which has happened, developed or occurred before the signing of this Agreement, including, but not limited to, any and all suits in tort or contract, and any Claims or suits relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with her employment by the Company and the termination of that employment as set forth in this Agreement, including any causes of action or Claims for unlawful employment discrimination of any kind, arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act of 1963; the Massachusetts Fair Employment Practices Act M.G.L. c.151B et seq.; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Law and any other state or federal equal employment opportunity or anti-discrimination law, policy, order or regulation affecting or relating to Claims or rights of Executive, which Executive ever had, now has, or claims to have against the Company. Subject to the provisions of Section 12, Executive and the Company further agree not to institute any charge, complaint, or lawsuit to challenge the validity of this Agreement or the circumstances surrounding its execution. Executive waives any right or claim to reinstatement or re-employment by the Company. Nothing in this Agreement shall preclude any action by the Executive or the Company to enforce their respective rights under this Agreement.

8. NONADMISSIONS CLAUSE. It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Executive was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

9. NONDISCLOSURE OF THIS AGREEMENT. Executive expressly agrees, and hereby instructs her attorney, accountant, or tax advisor and immediate family, if any, that the nature and terms of this Agreement are confidential, and expressly agrees not to discuss or disclose them, or the facts and contentions contained therein, without the prior written consent of the Company, with or to any person, except to the Internal Revenue Service, state tax authorities, her accountant or tax advisor, her attorneys, her immediate family, or as required by law. Executive may share with future employers information concerning her obligations with respect to confidential and proprietary information.


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


10. NON-DISPARAGEMENT. Executive agrees that she will not disparage or make negative statements about the Company or any of its officers, directors, agents, executives, successors and assigns, programs or products. The Company agrees to instruct its officers and directors not to make any statement that disparages Executive.

11. RECOMMENDATION. The Company will, in good faith, use all reasonable efforts to direct all requests for information about Executive received from prospective employers to a single officer of the Company, who shall initially be John B. Green. The Company agrees to develop and review with Executive a verbal reference to be provided by the designated officer of the Company in response to any such requests.

12. BREACH. In the event that either party institutes legal proceedings to enforce this Agreement, each agrees that the sole remedy available shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, including reasonable attorney's fees incurred in such proceedings but that under no circumstances shall either be entitled to receive or collect any damages for claims that has been released under this Agreement in accordance with the General Release contained in Section 7 of this Agreement.

13. REPRESENTATIONS. Executive acknowledges that in exchange for entering into this Agreement she has received good and valuable consideration in excess of that to which she would otherwise have been entitled in the absence of this Agreement. This consideration includes, but is not limited to, the Additional Consideration described in Section 3. Executive further acknowledges the sufficiency of that consideration.

14. TIME TO CONSIDER AGREEMENT. Executive acknowledges that she has been advised in writing to consult with an attorney and has had ample opportunity to consult with and review this Agreement with an attorney of her choice and has been given a period of at least twenty-one (21) days within which to consider whether to sign this Agreement. Executive may sign this Agreement prior to the end of this twenty-one (21) day period.

15. REVOCATION. It is agreed and understood that for a period of seven (7) days following the execution of this Agreement, which period shall end at 5:00 p.m. on the seventh day following the date of execution, Executive may revoke this Agreement. This Agreement will not become effective or enforceable until this revocation period has expired.

16. SEVERABILITY. If any of the terms of this Agreement shall be held to be invalid and unenforceable, the remaining terms of this Agreement are severable and shall not be affected thereby.

17. ENTIRE AGREEMENT. This Agreement and its Exhibits constitutes the entire agreement between the parties about or relating to Executive's termination of employment from the Company, or the Company's obligations to her with respect to her termination and fully supersedes any and all prior agreements or understanding between the parties except for the obligations with respect to inventions, intellectual property, proprietary information and non-solicitation, which remains in full force and effect. The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and may not be changed


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orally, but only by agreement in writing signed by both parties. The parties attest that no other representations were made regarding this Agreement other than those contained herein.

18. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the Counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed at least one counterpart.

                                        GENZYME TRANSGENICS CORPORATION


                                        By: /s/ Francis J. Bullock
                                            ---------------------------
                                            Name:  Francis J. Bullock
                                            Title: Director and Chairman,
                                                   Compensation Committee


                                        EXECUTIVE:


                                        /s/ Sandra Nusinoff Lehrman
                                        -------------------------------
                                        Sandra Nusinoff Lehrman, M.D.



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